FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

K-FED BANCORP ANNOUNCES INCREASE IN 1st QUARTER EARNINGS

Covina, CA – October 28, 2010. K-Fed Bancorp (NASDAQ: KFED) (the Company), the parent company of Kaiser Federal Bank (the Bank), reported net income of $1.8 million, or $0.13 per diluted share for the quarter ended September 30, 2010. This compares to net income of $1.4 million, or $0.11 per diluted share for the quarter ended September 30, 2009.  The increase in net income resulted from an increase in net interest income and a reduction in the provision for loan losses.

Delinquency ratios and non-performing assets decreased during the quarter.  Delinquent loans 60 days or more totaled $14.7 million or 1.94% of total loans and non-performing assets totaled $28.3 million or 3.23% of total assets at September 30, 2010. Delinquent loans 60 days or more totaled $17.6 million or 2.28% of total loans and non-performing assets totaled $32.8 million or 3.79% of total assets at June 30, 2010. These declines are primarily a result of loans sold by borrowers through negotiated short sales and loans foreclosed on by the Bank.  At September 30, 2010 non-accrual loans included three multi-family residential loans totaling $2.4 million and one commercial real estate loan totaling $2.7 million. This compares to five multi-family residential loans totaling $3.9 million and one commercial real estate loan totaling $2.7 million at June 30, 2010.

At September 30, 2010, $198.8 million, or 62.4% of the one-to-four family residential mortgage loan portfolio was serviced by others.  Due to a number of factors, including the high rate of loan delinquencies, the Company believes the loan servicers have not vigorously pursued collection efforts and in certain circumstances foreclose on properties in a timely manner.  The Company has attempted to exercise its rights under servicing agreements to have the loan servicing returned in order to aggressively resolve the delinquency status of these loans. The Company has been unsuccessful in negotiating the transfer of these servicing rights and is currently pursuing legal action.

Provision for loan losses decreased to $750,000 for the quarter ended September 30, 2010 from $865,000 for the same quarter last year. The provision reflects management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.

Net interest margin increased to 3.40% for the quarter ended September 30, 2010 from 2.87% for the quarter ended September 30, 2009. The increase in the net interest margin reflected a significant reduction in the cost of funds as a result of the low interest rate environment and repayment of higher costing Federal Home Loan Bank (FHLB) advances.

Total assets increased to $878.0 million at September 30, 2010 from $866.8 million at June 30, 2010 due primarily to an increase in cash and cash equivalents offset by a decrease in interest earning time deposits in other financial institutions and loans receivable.

Total deposits increased $9.3 million to $640.0 million at September 30, 2010 as compared to $630.7 million at June 30, 2010.  The change was comprised of increases of $2.4 million in certificates of deposit, $3.9 million in checking and savings balances and $3.0 million in money market balances.

Total stockholders’ equity, represented 10.95% of total assets and increased to $96.2 million at September 30, 2010 from $94.7 million at June 30, 2010.  Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

As was previously announced, Kaiser Federal Financial Group, Inc., a Maryland corporation (“Kaiser Federal Financial Group”), the proposed holding company for Kaiser Federal Bank, and K-Fed Mutual Holding Company received conditional regulatory approval from the Office of Thrift Supervision to commence Kaiser Federal Financial Group’s stock offering in connection with K-Fed Mutual Holding Company’s proposed second-step conversion.
The Company also announced that the registration statement relating to the sale of common stock of Kaiser Federal Financial Group has been declared effective by the Securities and Exchange Commission (the “SEC”).  The subscription offering will expire at 2:00 p.m., Pacific Time on October 29, 2010.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of K-Fed Bancorp and Kaiser Federal Bank, demand for loans, the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of K-Fed Bancorp to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in K-Fed Bancorp’s Securities and Exchange Commission reports.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

K-Fed Bancorp has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission.  Stockholders of K-Fed Bancorp are urged to read the proxy statement/prospectus because it contains important information.  Investors are able to obtain all documents filed with the Securities and Exchange Commission by K-Fed Bancorp and Kaiser Federal Financial Group, Inc. free of charge at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by K-Fed Bancorp and Kaiser Federal Financial Group, Inc. are available free of charge from the Corporate Secretary of K-Fed Bancorp at 1359 North Grand Avenue, Covina 91724, California, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of K-Fed Bancorp are participants in the solicitation of proxies in favor of the conversion from the stockholders of K-Fed Bancorp.  Information about the directors and executive officers of K-Fed Bancorp is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
September 30, 2010
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	September 30, 2010	June 30, 2010
Total assets	$878,037	$866,802
Gross loans receivable	756,522	771,294
Allowance for loan losses	(12,692)	(13,309)
Cash and cash equivalents	78,604	39,560
Total deposits	639,984	630,694
Borrowings	137,000	137,000
Total stockholders’ equity	$96,154	$94,705

Asset Quality Ratios:
Equity to total assets	10.95%	10.93%
Delinquent loans 60 days or more to total loans	1.94%	2.28%
Non-performing loans to total loans	3.60%	4.08%
Non-performing assets to total assets	3.23%	3.79%
Net charge-offs to average loans outstanding	0.72%	0.15%
Allowance for loan losses to total loans	1.68%	1.73%
Allowance for loan losses to non-performing loans	46.65%	42.32%

Selected Operating Data and Ratios:	Three Months Ended September 30,
	2010	2009
Interest income	$11,190	$11,320
Interest expense	(4,078)	(5,130)
Net interest income	7,112	6,190
Provision for loan losses	(750)	(865)
Net interest income after provision for loan losses	6,362	5,325
Noninterest income	1,100	1,200
Noninterest expense	(4,690)	(4,273)
Income before income tax expense	2,772	2,252
Income tax expense	(1,008)	(842)
Net income	$1,764	$1,410

Net income per share – basic and diluted	$0.13	$0.11
Return on average assets	0.80%	0.62%
Return on average equity	7.40%	6.05%
Net interest margin	3.40%	2.87%
Efficiency ratio	57.11%	57.82%

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
September 30, 2010
(Dollars in thousands)

	At September 30,	At June 30,
Non-accrual loans:	2010	2010
Real estate loans:
One-to-four family	$15,111	$15,561
Multi-family residential	1,757	2,786
Commercial	—	—
Other loans:
Automobile	17	—
Home equity	—	63
Other	—	4
Troubled debt restructurings:
One-to-four family	6,967	9,193
Multi-family residential	687	1,179
Commercial	2,665	2,665
Total non-accrual loans	27,204	31,451

Real estate owned and repossessed assets:
Real estate:
One-to-four family	714	1,373
Multi-family residential	428	—
Commercial	—	—
Other:
Automobile	—	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	1,142	1,373
Total non-performing assets	$28,346	$32,824

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At September 30, 2010
Real estate loans:
One-to-four family	2	$755	29	$12,102	31	$12,857
Multi-family residential	—	—	1	1,757	1	1,757
Commercial	—	—	—	—	—	—
Other loans:
Automobile	2	22	3	17	5	39
Home equity	—	—	—	—	—	—
Other	3	3	—	—	3	3
Total loans	7	$780	33	$13,876	40	$14,656

At June 30, 2010
Real estate loans:
One-to-four family	3	$1,297	33	$13,373	36	$14,670
Multi-family residential	—	—	2	2,786	2	2,786
Commercial	—	—	—	—	—	—
Other loans:
Automobile	4	35	—	—	4	35
Home equity	—	—	1	63	1	63
Other	—	—	2	4	2	4
Total loans	7	$1,332	38	$16,226	45	$17,558

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
September 30, 2010
(Dollars in thousands)

Real Estate Loans by County as of September 30, 2010
County	One-to-four family	Multi-family residential	Commercial	Total	Percent

Los Angeles	$120,629	$214,869	$65,295	$400,793	55.89%
Orange	54,563	21,681	28,366	104,610	14.58
San Diego	27,997	16,843	2,665	47,505	6.62
Riverside	14,206	6,825	9,327	30,358	4.23
San Bernardino	13,768	16,419	4,163	34,350	4.79
Santa Clara	23,309	573	—	23,882	3.33
Alameda	12,629	63	464	13,156	1.83
Other	51,436	8,517	2,666	62,619	8.73
Total	$318,537	$285,790	$112,946	$717,273	100.00%

Non-accrual Real Estate Loans by County as of September 30, 2010
County	One-to-four family	Multi-family residential	Commercial	Total	Percent of Non-accrual to Loans in Each Category

Los Angeles	$7,175	$—	$—	$7,175	1.79%
Orange	2,444	—	—	2,444	2.34
San Diego	3,036	—	2,665	5,701	12.00
Riverside	2,626	230	—	2,856	9.41
San Bernardino	2,620	2,214	—	4,834	14.07
Santa Clara	703	—	—	703	2.94
Alameda	982	—	—	982	7.46
Other	2,492	—	—	2,492	3.98
Total	$22,078	$2,444	$2,665	$27,187	3.79%